CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Parnassus Funds of our report dated January 28, 2022, relating to the financial statements and financial highlights, which appears in Parnassus Mid Cap Fund, Parnassus Endeavor Fund and Parnassus Mid Cap Growth Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “General,” “Independent Registered Public Accounting Firm,” “General Information” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 25, 2022